SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2005

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 2700
Houston, Texas 77046-0504
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On September 21, 2005, Pogo Producing Company (the “Company”) issued a press release announcing that it has priced its private offering of $500 million of 6.875% Senior Subordinated Notes due 2017 (the “Notes”) and entered into a Purchase Agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., as representative of the several purchasers named therein (collectively, the “Initial Purchasers”), covering the issuance and sale of the Notes.  Closing of the issuance and sale of the Notes is scheduled for September 23, 2005 and is subject to customary conditions contained in the Purchase Agreement.  Net proceeds, after deducting Initial Purchasers’ discounts and commissions and estimated offering expenses, are estimated to be approximately $490.3 million.  The Company expects to use the net proceeds from the offering to fund a portion of the pending Northrock acquisition.  The Company expects that the increase in the size of the offering (from the previously announced $350 million) will correspondingly reduce borrowings under its credit facility anticipated to be incurred to fund the acquisition. If the Company does not complete the Northrock acquisition, it expects to use the net proceeds from the offering for general corporate purposes.

The Initial Purchasers are committed to take and pay for all of the Notes being offered, if any are taken.  Each Initial Purchaser has also agreed in the Purchase Agreement that it will only offer or sell the Notes (a) in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and (b) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act of 1933.

The Company has agreed in the Purchase Agreement to indemnify the several Initial Purchasers against certain liabilities, including liabilities under the Securities Act.  The Company has also agreed, subject to certain exceptions, that for a period of 90 days after September 21, 2005, neither it, nor any of its subsidiaries or other affiliates over which it exercises management or voting control, nor any person acting on its behalf will, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the Notes.

As of today’s date, Hurricane Rita was progressing through the Gulf of Mexico.  Although most available projections of the hurricane’s path are south of most of our platforms, some of the platforms and other facilities could suffer damage, which could be substantial.  As of today’s date, we have evacuated personnel from our Gulf of Mexico operations and have shut in substantially all remaining Gulf of Mexico production.  There is no assurance that our platforms and related transportation and other facilities will not suffer damage from Rita in addition to the damage from Hurricane Katrina.

A copy of the press release announcing the pricing of the private offering is filed herewith as Exhibit 99.1 and incorporated into this report by this reference.

Item 1.01  Entry into a Material Definitive Agreement.

The first three paragraphs of Item 8.01 above are incorporated in this item by this reference.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: September 21, 2005	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and Chief
Financial Officer